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       FORM 4                                             OMB APPROVAL
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[ ]   Check this box if no longer                     OMB NUMBER  3235-0287
      subject to  Section 16.  Form 4              EXPIRES: SEPTEMBER 30, 1998
      or Form 5 obligations may                     ESTIMATED AVERAGE BURDEN
      continue. See Instruction 1(b)                HOURS PER RESPONSE.....0.5
                                                  -----------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.    Name and Address of Reporting Person*

LeShufy                      J.                           R.
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  (Last)                    (First)                    (Middle)

InKine Pharmaceutical Company, Inc.
Sentry Park East
1720 Walton Road
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                (Street)

Blue Bell,         Pennsylvania        19422
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 (City)            (State)             (Zip)

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2.    Issuer Name and Ticker or Trading Symbol
      InKine Pharmaceutical Company, Inc. (INKP)

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3.    IRS or Social Security Number of Reporting Person (Voluntary)


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4.    Statement for Month/Year

      2/98

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5.    If Amendment, Date of Original (Month/Year)


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6.    Relationship of Reporting Person(s) to Issuer
                        (Check all applicable)
      [ x ]  Director                               [   ]  10% Owner

      [   ]  Officer (give title below)             [   ]  Other (specify below)

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7.    Individual or Joint/Group Filing (Check Applicable Line)

      [ X ]   Form filed by One Reporting Person

      [   ]   Form filed by More than One Reporting Person

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED

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1. Title of Security    2. Trans-        3. Trans-      4. Securities Acquired (A) or    5. Amount of     6. Owner-     7. Nature
   (Instr. 3)              action Date      action         Disposed of (D)                  Securities       ship          of In-
                                            Code           (Instr. 3, 4 and 5)              Beneficially     Form:         direct
                           (Month/          (Instr. 8)                                      Owned at         Direct        Bene-
                            Day/                                                            End of           (D) or        ficial
                           Year)                                                            Month            Indirect      Owner-
                                                                                            (Instr. 3        (Instr.4)     ship
                                                                                            and 4)                         (Instr.4)
                                         ----------------------------------------------
                                                                        (A) or
                                          Code      V        Amount     (D)       Price
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

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                                                                 SEC 1474 (7-96)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.    Title of Derivative Security               2.    Conver-      3.    Trans-          4.    Transaction Code
      (Instr. 3)                                       sion or            action Date           (Instr. 8)
                                                       Exercise          (Month/Day/Year)
                                                       Price of
                                                       Deriv-
                                                       ative
                                                       Security





                                                                                          -------------------------

                                                                                          Code              V
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
Stock Option (Right to Buy)                      $1.00              1/29/98               A                 V

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

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5.    Number of Deriv-                   6.    Date Exercisable and                   7.    Title and Amount of
      ative Securities                         Expiration Date                              Underlying Securities
      Acquired (A) or                          (Month/Day/Year)                             (Instr. 3 and 4)
      Disposed of (D)
      (Instr. 3, 4 and 5)



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                                         Date Exercisable      Expiration Date                                   Amount or Number
                                                                                                Title            of Shares

---------------------------------------

       (A)                 (D)
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
     37,500                              *                     1/29/08                Common Stock               37,500

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


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  8.    Price  of        9. Number               10. Ownership of              11.   Nature of
        Derivative          of Derivative            Derivative                      Indirect
        Security            Securities               Security:                       Beneficial
        (Instr. 5)          Beneficially             Direct (D)                      Ownership
                            Owned at End of Month    or Indirect (I)                (Instr. 4)
                            (Instr. 4)               (Instr. 4)
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
                         37,500                  D

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


EXPLANATION OF RESPONSES:

      * Option became exerciseable as to 7,500 shares on January 29, 1998. It will become exerciseable with respect to the balance of the shares in annual increments of 7,500 shares commencing on January 29, 1999.

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

      SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
CURRENTLY VALID OMB NUMBER.


 /s/ J.R. LESHUFY                                            2/9/98
 -----------------------------------------                --------------
**  SIGNATURE OF REPORTING PERSON                              DATE



                                                                          Page 2
                                                                 SEC 1474 (7-96)

                              POWER OF ATTORNEY


        Know all men by these presents, that the undersigned hereby constitutes and appoints Robert F. Apple the undersigned's true and lawful attorney-in-fact to:

                1. execute for an on behalf of the undersigned, in the undersigned's capacity as a director of InKine Pharmaceutical Company, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder;

                2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

                3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

        The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of February, 1998.



                                                        /s/  J. R. LeShufy
                                                        ------------------
                                                        J. R. LeShufy